EXHIBIT 99.1

Shareholder Relations	NEWS RELEASE

288 Union Street, Rockland, MA 02370	Contact:
Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660
Denis K. Sheahan
Chief Financial Officer
(781) 982-6341
INDEPENDENT BANK CORP. ANNOUNCES
ISSUANCE OF $50 MILLION OF TRUST PREFERRED SECURITIES
     Rockland, Massachusetts (December 28, 2006). Independent Bank Corp. (NASDAQ: INDB) announced today that Independent Capital Trust V, a Delaware statutory trust sponsored by the Company, has issued and sold 50,000 trust preferred securities with a liquidation price of $1,000 per preferred security, or $50 million in the aggregate. The Company today received the $50 million derived from issuance of the trust preferred securities in return for junior subordinated debentures issued by the Company to Independent Capital Trust V.
     The trust preferred securities were issued and sold in a private placement as part of a pool transaction. The trust preferred securities are subject to mandatory redemption when the debentures mature on March 15, 2037. The Company may, with regulatory approval, redeem the debentures and the trust preferred securities at any time on or after March 15, 2012. The interest rate for the debentures issued by the Company to Independent Capital Trust V is a variable rate defined as the 3 month London Interbank Offered Rate plus 148 basis points. The Company has entered into interest rate swap agreements to fix the interest rate paid on the debentures for the next ten years at 6.52%.
     As previously announced on November 21, 2006, the Company intends to use the proceeds from today’s issuance to redeem all of the outstanding 8.625% Cumulative Trust Preferred Securities of Independent Capital Trust III (NASDAQ: INDBN) on December 31, 2006 at a liquidation amount of $25 per

Preferred Security, together with accumulated and unpaid distributions through the redemption date. The Company has written off approximately $650,000 in issuance costs, net of taxes, during 2006 in connection with the redemption of the trust preferred securities of Independent Capital Trust III.
     The Company also intends to use the proceeds from today’s issuance to redeem all of the outstanding 8.375% Cumulative Trust Preferred Securities of Independent Capital Trust IV (NASDAQ: INDBM) when they are first callable on April 30, 2007 at a liquidation amount of $25 per Preferred Security, together with accumulated and unpaid distributions through the redemption date. The Company anticipates that it will write off approximately $600,000 in issuance costs, net of taxes, during 2007 in connection with the redemption of the trust preferred securities of Independent Capital Trust IV.
     Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.9 billion in assets. Rockland Trust Company is a full-service community bank serving southeastern Massachusetts and Cape Cod. To find out more about the products and services available at Rockland Trust Company, please visit our website at www.RocklandTrust.com.
     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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